Exhibit 3.1
ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
PNM RESOURCES, INC.
Pursuant to the provisions of NMSA 1978, Section 53-13-1, PNM Resources, Inc. (business ID number 2070134) adopts the following Articles of Amendment to its Restated Articles of Incorporation (as amended):
I. The name of the corporation is PNM Resources, Inc. (the “Corporation”)
II. The following amendment (“Amendment 1”) to the Articles of Incorporation was adopted by a majority of the shareholders of the Corporation entitled to vote on June 4, 2024.
Article I is amended so that it reads in its entirety as follows:
The name of the Corporation is TXNM Energy, Inc.
III. The following amendment (“Amendment 2”) to the Articles of Incorporation was adopted by a majority of the shareholders of the Corporation entitled to vote on June 4, 2024.
    Section A of Article IV is amended so that it reads in its entirety as follows:
    A. Authorized Capital Shares. The total number of shares of stock which the Corporation shall have the authority to issue is Two Hundred Ten (210) Million shares, of which Two Hundred (200) Million shares shall be Common Stock, no par value, and Ten (10) Million shares shall be Preferred Stock, no par value. Common Stock and Preferred Stock shall be issued for such minimum consideration as authorized by the Board of Directors.
IV. The number of shares issued and outstanding and entitled to vote on Amendment 1 and Amendment 2 was 90,200,384 shares of common stock.
V. The number of shares voting in favor of Amendment 1 was 80,355,630 shares of common stock, with 414,174 shares of common stock being voted against. The number of shares voting in favor of Amendment 2 was 78,817,281 shares of common stock, with 1,952,523 shares of common stock being voted against.
VI. These Articles of Amendment shall become effective at 3:00 p.m., Mountain Time, on August 2, 2024.
IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 2nd day of August 2024.
PNM RESOURCES, INC.
By:    _/s/ P.K Collawn_____________________
P.K. Collawn
Chairman and Chief Executive Officer